Exhibit 3.4(i)

THIRD AMENDMENT TO

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NOVOSTE CORPORATION

Novoste Corporation, a corporation organized and existing under the laws of the State of Florida, hereby certifies as follows:

1. The name of the corporation is currently Novoste Corporation.

2. This Third Amendment to Amended and Restated Articles of Incorporation amends Article I of the Amended and Restated Articles of Incorporation of the corporation, as heretofore amended, as follows:

“The name of the corporation is NOVT Corporation (the “Corporation”).”

3. In accordance with Section 607.1003 of the Florida Business Corporation Act, this Third Amendment to Amended and Restated Articles of Incorporation was (i) duly recommended to shareholders by the board of directors of the corporation on October 11, 2005 and (ii) duly approved by shareholders at a special meeting of shareholders held on March 7, 2006, at which meeting the number of shareholder votes cast for the amendment was sufficient for approval.

4. This Third Amendment to Amended and Restated Articles of Incorporation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have made, subscribed and acknowledged this Third Amendment to Amended and Restated Articles of Incorporation this 9th day of March, 2006.

/s/ Alfred J. Novak
Alfred J. Novak
President and Chief Executive Officer

/s/ Daniel G. Hall
Daniel G. Hall
Corporate Secretary